Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Oculis Holding AG of our report dated March 28, 2023 relating to the consolidated financial statements of Oculis SA, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland

April 20, 2023